Exhibit 10.1
Dated 10 August 2023

(A)Freyr Battery Norway AS

(B)FREYR Battery

and

(B)Tom Einar Jensen

AMENDED AND RESTATED SETTLEMENT AGREEMENT

THIS AMENDED AND RESTATED SETTLEMENT AGREEMENT is made the 10th day of August 2023 among:
Freyr Battery Norway AS, a company incorporated in Norway with the organization number 929 340 019, the successor of Freyr AS, (the "Company");
FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 22-24, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 251199 (the “Parent Company”); and
Tom Einar Jensen (the "Employee").

RECITALS
(A)The Company, the Parent Company and the Employee previously entered into a settlement agreement on 7 June 2023 (the "Settlement Agreement").
(B)The Company, the Parent Company and the Employee now desire to enter into this Agreement, which supersedes and replaces the Settlement Agreement and sets forth the terms and conditions of the termination of the Employee’s continuing employment with the Company.
(C)The Employee was employed by the Company and the Parent Company under the terms of a contract of employment dated 16 June 2021 (the "Contract of Employment").
(D)The Company and Parent Company are entering into this Agreement for themselves and as agents for all Group Companies and are duly authorised on their behalf. A "Group Company" is any company which is for the time being a subsidiary of the Parent Company.
(E)On 10 May 2023 the Parent Company appointed the Employee as director on its board of directors (the “Board”). For his services on the Board the Employee shall be entitled to ordinary board fees and equity awards paid and granted to board members. The Parent Company intends, in its sole discretion, to appoint the Employee as Executive Chair of the Board (or such other title as the Parent Company may notify the Employee from time to time). The appointment as Executive Chair will be made and announced in conjunction with the announcement of the appointment of a new CEO of the Parent Company, on or about 10 August 2023.
(F)In order to achieve certainty and finality, it is the intention of the Employee, the Company and the Parent Company in entering into this Agreement that it shall operate to terminate the relationship between them and in consideration of the settlement set out here, provide a full, absolute and irrevocable release by the Employee of all current and future claims against the Company (other than potential future claims under or in connection with the Consultancy Agreement (as defined below)), the Parent Company and any Group Company whether or not the Employee has knowledge of them, whether or not they are in the contemplation of the parties and whether or not they exist in law or fact at the date of this Agreement.
IT IS AGREED as follows:
1.TERMINATION OF EMPLOYMENT / APPOINTMENT AS EXECUTIVE CHAIR
1.1The Employee's employment with the Company and the Parent Company will terminate on
21 August 2023 (the "Termination Date") by reason of mutual agreement, subject only to the execution of the Consultancy Agreement (as defined below).
1.2Contemporaneous with the announcement of the appointment of a new CEO of the Parent Company on or about 10 August 2023, the Board of the Parent Company intends to appoint the

Employee as Executive Chair of the Board (or such other title as the Parent Company may notify the Employee from time to time).
2.PAYMENT OF SALARY AND BENEFITS UNTIL TERMINATION DATE
2.1The Employee's obligations to act in good faith and in the best interests of the Company, the Parent Company and all Group Companies and the Employee's obligations under the Employment Contract shall remain in full force and effect until the Termination Date.
2.2The Company will pay the Employee the normal remuneration and benefits until the Termination Date (less such sums as the Company is obliged by law to deduct by way of tax and employee's social security contributions (together the "Taxes")).

3.TERMINATION BY MUTUAL AGREEMENT
3.1The Employee, Company and Parent Company agree that the Contract of Employment shall terminate by mutual agreement and no compensation for loss of employment, damages for breach of contract, statutory or contractual redundancy pay or payment in lieu of notice (other than as agreed in this Agreement) shall be due.
3.2For the avoidance of doubt, the Employee’s obligations under the Contract of Employment that are intended to survive its termination (including but not limited to the Employee’s obligations under clause 11 (Confidentiality), clause 14 (Intellectual property) and clauses 15.7 – 15.8 (Termination and notice)) shall continue thereafter without additional remuneration save to the extent superseded by the Consultancy Agreement or the Employee properly discharging his obligations pursuant to or in connection with the Consultancy Agreement.
4.BONUSES AND EXPENSES
4.1The Employee shall, subject to the approval of the Board, be entitled to cash bonus award under the Parent Company’s short term incentive plan for 2023 (pro-rated) until the Termination Date. The 2023 (pro-rated) cash bonus shall be calculated and paid in accordance with the rules of the short-term incentive plan in place for 2023, and shall be paid on the first payment date after the Board’s approval. The Employee acknowledges that no other bonus or similar payment is due to him as a result of his employment.
4.2The Company will reimburse the Employee for all expenses reasonably and properly incurred and accounted for pursuant to the Company’s usual expenses policy in connection with the Employee’s employment up to the Termination Date provided that the Company receives the appropriate receipts or invoices before the Termination Date.
5.FULL AND FINAL SETTLEMENT AND MUTUAL WAIVER OF CLAIMS
5.1The Employee accepts the terms of this Agreement, acknowledges the offer to be engaged as a consultant by the Company on the terms appended in Schedule 1 (in its execution form, the “Consultancy Agreement”), accepts the Company’s release of any and all claims against Employee (as set forth in Section 5.5), and accepts the equity awards as summarised below in section 5.2 (the “Awards”) in full and final settlement of all and any claims (including, but not limited to, the right to accelerated vesting and a severance payment pursuant to Clause 15.5 of the Contract of Employment), whether under contract, at common law, under statute or otherwise which the Employee has, or may have, but for this Agreement against the Company, the Parent Company or any Group Company, and its or their shareholders, officers, employees and ex-employees arising directly or indirectly from the Employee’s employment by the Company and the Parent Company or its termination (together, the “Claims”). For the avoidance of doubt, such release shall not extend to potential future claims the Employee may have under or in connection with the Consultancy Agreement.
5.2The Employee will on the Termination Date be granted 566,667 stock options, which comes in addition to the 94,444 options already granted under the Contract of Employment (resulting in a total grant of 661,111 of the maximum of 850,000 stock options, based on delivery of seven (7)

of nine (9) KPIs set out in the Annex 1 - Options of the Contract of Employment). In accordance with the vesting schedule set out in the Contract of Employment, 31.481 options already vested on 31 December 2022, and of the remaining 629 630 stock options, 314,815 will vest on 30 September 2023 and 314, 815 will vest on 1 June 2024. The strike price of the stock options remains, as agreed in the Contract of Employment, USD 10.00. Otherwise, the rules of the 2021 Equity Incentive Plan shall apply for the Awards.

5.3The Employee warrants and represents that as at the date of this Agreement:
5.3.1having had the opportunity to take legal advice, he has notified the Company in writing of all and any actual or potential claims that the Employee has or may be entitled to make against the Company, the Parent Company or any Group Company, its or their shareholders, officers, employees and ex-employees either now or in the future, in respect of the Employee’s employment and its termination, whether contractual, statutory or otherwise;
5.3.2other than the Claims he has no other further claims or potential claims against the Company, the Parent Company or any Group Company or its or their shareholders, officers, employees and ex-employees and the Employee has not already instituted proceedings in relation to any claim or claims against the same;
5.3.3as at the date of this Agreement he is not aware of any conditions, illness, injury or other circumstances affecting them that may give rise to a personal injury claim against the Company, the Parent Company or any Group Company; and
5.3.4he has not committed any act or made any omission which might amount to, and is not aware (and ought not reasonably to be aware) of any circumstances which might constitute, a repudiatory breach of the Contract of Employment entitling the Company to terminate their employment without notice or payment in lieu of notice.
For the avoidance of doubt, the warranties set out in this clause 5.3 are a condition to the offer of Consultancy Agreement and the grant of the Awards.
5.4The Employee understands that the Company enters into this Agreement in reliance on the warranties given by the Employee in this Agreement.
5.5Effective as of the execution of this Agreement, in consideration of Employee’s execution of this Agreement, the Company and the Parent Company, each on behalf of itself and its or their respective subsidiaries, predecessors, successors, affiliates, and assigns (collectively, the “Company and Parent Company Releasors”) hereby release and discharge to the extent allowed by applicable law, the Employee from any and all claims, whether under contract, at common law, under statute or otherwise, whatsoever in law or equity, as against the Employee, any of the Company and Parent Company Releasors now has or ever had for or by reason of any cause, matter or thing whatsoever relating to or arising directly or indirectly from the Employee’s employment by the Company and the Parent Company or its termination. For the avoidance of doubt, such release shall not extend to potential future claims the Parent Company may have under or in connection with the Consultancy Agreement.
5.6It is agreed and understood by the parties that this Agreement is not to be construed as an admission of any liability by either party and that all liability is expressly denied. It is further agreed and understood by the parties that this Agreement is not to be construed as a concession by either party as to the proper construction, meaning, or interpretation of any of the provisions of this Agreement or of any of the rights or obligations thereunder. Either party may plead this Agreement as a full and complete defense to and may use it as a basis for an injunction against, any action at law, proceeding in equity or any other judicial or non-judicial proceeding that the other party may institute, prosecute, maintain, or continue to maintain to prosecute in breach thereof.

6.DIRECTORSHIP IN GROUP COMPANIES
6.1The Employee shall continue any directorship or other offices with any of the Group Companies or joint ventures companies in which any Group Companies have an interest, which the Employee held by reason of employment by the Company or the Parent Company, until such date agreed with or determined by the new CEO of the Group Company.
6.2Upon resignation or termination as a director of any such offices which the Employee holds with any Group Company the Employee will not represent or suggest in any way any continued authority in respect of or connection to those Group Companies.
7.GENERAL
7.1The terms of this Agreement are in substitution for all previous agreements or arrangements (whether written or oral) between the Company, the Parent Company or any Group Company and the Employee in connection with the termination of the Employee’s employment, including the Settlement Agreement between the Company, the Parent Company and the Employee dated 7 June 2023 which shall be deemed to have been terminated by mutual consent.
7.2This Agreement although marked “without prejudice” will upon signature by all parties be treated as an open document evidencing an agreement binding on the parties.
7.3This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and such counterparts or duplicates together shall constitute one and the same instrument.
8.GOVERNING LAW AND JURISDICTION
8.1This Agreement shall be governed by and construed in accordance with the laws of Norway. Non-contractual obligations (if any) arising out of or in connection with this Agreement shall be governed by the laws of Norway. The parties submit to the exclusive jurisdiction of the courts of Norway as regards any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation.

[Signature Page Follows]

SIGNED     /s/ Are Lysnes Brautaset
For and on behalf of the Company
DATED     August 10, 2023

SIGNED     /s/ Oscar Brown
For and on behalf of the Parent Company
DATED     August 10, 2023

SIGNED     /s/ Tom Einar Jensen
By the Employee
DATED     August 10, 2023

SCHEDULE 1 – CONSULTANCY AGREEMENT
[Enclosed separately]